UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

SCHEDULE 14A

_________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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Filed by a party other than the Registrant	☐

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Jerash Holdings (US), Inc.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2025 Annual Meeting of
Stockholders and Proxy Statement

To our Stockholders:

Thank you for your support as a stockholder of Jerash Holdings (US), Inc. In fiscal 2025, in spite of a challenging macroeconomic environment with weakened consumer confidence in our major markets, including the U.S. and Europe, which was further impacted by the geopolitical tensions in Europe and the Middle East, we managed to conclude the year with a record annual sales of $146 million, marking a 24% increase from fiscal 2024. Our evolving product and customer mix in adaptation to the ever-changing environment contributed to our gross margin improvement from 14% in fiscal 2024 to 15% in fiscal 2025. Consequently, we resumed profitability before taxation in fiscal 2025 and continued to post pretax profit in the last three quarters after a loss in the first quarter due to logistic disruptions in the Red Sea region started in late 2023. In a view to enhancing shareholders’ value, we maintained our regular quarterly dividend payments of $0.05 per share, as we were still generating cash flow from our operations.

We are grateful to our long-term major customers for their continued support with promising order projections for fiscal 2026. Furthermore, we are growing our businesses with new customers, including Hansoll Textile Group, one of the major garment and textile groups in Korea, who placed the biggest initial orders to our group in July 2025. Our initiative in expanding our supply chain to the Middle East has paid off as one of the factors for our improved margin. We will continue to foster strong relationships with current suppliers and also to develop new partners for both fabric and accessories. The expansion of our main production building has been completed and we are currently filling new production lines. Our production capacity is expected to increase gradually by 15% in the coming two to three months. We are also executing an expansion plan of our satellite factory in a remote area together with the Jordanian Government to provide employment opportunities to local residents. This will further increase our capacity for further growth in fiscal 2027.

Last but not least, we remain committed to be a socially responsible company by advancing our environmental, social, and governance goals. We have been reducing our carbon footprint by expanding solar panel installations to more production facilities and the new dormitory. We are also strengthening our sourcing team in Jordan to focus on developing new suppliers in the Middle East and Africa to shorten supply chains. In addition, we believe in paying a living wage to our valued employees, creating a safe and rewarding work environment with opportunities for advancement, and providing access to employment for displaced or disadvantaged workers, including Syrian refugees, through our initiatives with the United Nations, and local women, through our collaboration with the Jordanian government. Our newly constructed six-story dormitory and canteen, which was put into use in fiscal 2025, further evidences our commitment to continuously improving employee welfare.

We look forward to the year ahead and continuing to report our progress.

Best regards,

/s/ Choi Lin Hung
Choi Lin Hung
Chairman and Chief Executive Officer
July 23, 2025

Notice of Annual Meeting of Stockholders

Jerash Holdings (US), Inc. (the “Company,” “we,” “our,” and “us”)
277 Fairfield Road, Suite 338
Fairfield, NJ 07004

Date:	Wednesday, September 10, 2025
Time:	9:00 A.M. ET
Location:	Unit A, 19/F Ford Glory Plaza 37-39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong
Record Date:	Tuesday, July 14, 2025

Items of Business

1.      Elect five directors to the Board of Directors to serve until their successors are duly elected and qualified at the 2026 annual meeting of stockholders;

2.      To approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement;

3.      Consider any other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees included in Proposal No. 1 and “FOR” Proposal No. 2.

How to Vote

•        By Internet:    You may vote online at www.proxyvote.com.

•        By Telephone:    You may vote by calling 1-800-690-6903.

•        By Mail:    You may vote by completing and returning the enclosed proxy card.

•        In Person:    All stockholders are cordially invited to attend the annual meeting of stockholders.

This communication is not a form for voting and presents only an overview of the more complete proxy materials. The Company encourages you to review the complete proxy materials before voting.

THE 2025 ANNUAL REPORT OF THE COMPANY ACCOMPANIES THIS NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting to be held on September 10, 2025: This Proxy Statement, our Annual Report on Form 10-K, and a letter to our stockholders are available at www.proxyvote.com and can be obtained, free of charge, by (i) visiting www.proxyvote.com, (ii) calling 1-800-579-1639, or (iii) sending an email to sendmaterial@proxyvote.com prior to August 27, 2025 to receive the materials before the annual meeting.

i

Proxy Statement Summary

Below are the highlights of the important information you will find in this Proxy Statement. As this is only a summary, we request that you please review the full Proxy Statement before casting your vote.

General Meeting Information

2025 Annual Meeting Date and Time	Wednesday, September 10, 2025 9:00 A.M. ET
Place	Unit A, 19/F Ford Glory Plaza 37-39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong
Record Date	Tuesday, July 14, 2025
Voting

Stockholders of record as of the record date are entitled to vote in person or by proxy at the Annual Meeting. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

Voting Matters and Board Recommendations

Proposal	Voting Options	Vote Required for Approval	Broker Discretionary Vote	Board Recommendation
1. Elect Directors	“FOR” all nominees, “FOR” all except certain nominees, or “WITHHOLD” your vote for all nominees	Each nominee for director must receive a plurality of the votes cast	No effect	FOR ALL NOMINEES
2. Advisory Vote on the Compensation of Our Named Executive Officers	“FOR,” “AGAINST,” or “ABSTAIN” from voting	“For” votes from the holders of a majority of the voting power of the votes cast by the holders of all the shares present or represented by proxy at the meeting and voting affirmatively on such matter	No effect	FOR

Recent Highlights and Achievements

We recently reported our financial results for the fiscal year ended March 31, 2025 (“fiscal 2025”) and other recent highlights, including:

•        revenue of $145.8 million for fiscal 2025, compared to $117.2 million for fiscal 2024, representing an increase of $28.6 million, or 24%, which was primarily due to increased shipments to two of our major customers in the U.S., which is our main export market;

•        gross profit of $22.3 million, an increase of 32%, primarily due to better planning and execution of logistic and production that resulted in a higher production and shipment volume that brought down unit cost of production;

•        a gross margin of approximately 15% in fiscal 2025, representing an increase of approximately one percentage point from 14% in fiscal 2024, which was primarily attributable to a higher production and shipment volume that generated higher margin through economy of scale;

•        a net loss of $0.8 million in fiscal 2205, or $0.07 per share, compared to a net loss of approximately $2.0 million, or $0.16 per share, for fiscal 2024;

•        a comprehensive loss attributable to our stockholders of $0.9 million as compared to comprehensive loss of $2.4 million last year; and

•        cash of $13.3 million and net working capital of $34.6 million at the end of fiscal 2025.

Governance Highlights

We are committed to applying sound corporate governance principles. We believe sound governance practices are in the best interests of our stockholders and strengthen accountability within our organization. The following highlights our guiding governance principles:

Annual Elections	Yes	Code of Ethics	Yes
Board Independence	60%	Board and Committee Annual Self-Evaluation	Yes
Committee Independence	100%	Executive Sessions of Independent Directors	Yes
Committee Chair Independence	100%	Anonymous Reporting	Yes
Number of Financial Experts	One	Anti-Corruption Policy	Yes
Insider Trading Policy	Yes	Clawback Policy	Yes
Board Gender Diversity	20% Female	Board Geographic Diversity	40% Asia-Pacific-based; 40% Jordan-based; 20% U.S.-based

In addition, we intend to implement additional corporate governance principles in the future, including:

•        developing our executive compensation policies;

•        enhancing public disclosure; and

•        enhancing stockholder communication.

Director Nominees

You are being asked to vote to elect the following five director nominees to our Board of Directors. Detailed information about each of these nominees begins on page 6 of the Proxy Statement.

Name	Age	Director Since	Independent	Occupation
Choi Lin Hung	63	2017	No	Chairman, Chief Executive Officer, President, and Treasurer of the Company
Wei (“Kitty”) Yang	42	2017	No	Vice President and Secretary of the Company
Ibrahim H. Saif	59	2020	Yes	Managing partner of EFT Solutions
Bill Korn	68	2020	Yes	Board member of CareCloud, Inc.
Mak Chi Yan	62	2018	Yes	External Director of Jerash Holdings (US) Inc.

General Information About the Meeting and Voting

The Board of Directors of Jerash Holdings (US), Inc. (the “Board”) is using this Proxy Statement to solicit proxies from the holders of its common stock for use at the Jerash Holdings (US), Inc. 2025 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting” or the “meeting”). The notice of meeting, this Proxy Statement, and the enclosed form of proxy card are first being mailed to our stockholders on or about July 24, 2025. In this Proxy Statement, we may also refer to Jerash Holdings (US), Inc. and its subsidiaries as “Jerash,” the “Company,” “we,” “our,” or “us.”

Meeting Time and Applicable Dates

This Proxy Statement is furnished in connection with the solicitation by the Board of Jerash Holdings (US), Inc., a Delaware corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Wednesday, September 10, 2025, at 9:00 A.M. ET, and at any adjournment or postponement thereof. The close of business on Tuesday, July 14, 2025 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

Attending the Annual Meeting	Jerash will host the Annual Meeting at Unit A, 19/F Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong. The meeting will start at 9:00 A.M. ET on September 10, 2025.
For information on how to obtain directions to the meeting, please contact us at (201) 285-7973.
Stockholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending the Annual Meeting in person.
Notice of Internet Availability of Proxy Materials

We have elected to use the “notice and access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow us to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availably of Proxy Materials (the “Notice”) to all of our stockholders as of the record date instead of a full printed set of proxy materials. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Our use of the “notice and access” rules and your choice to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Matters to be Voted Upon at the Annual Meeting	At the Annual Meeting, holders of record of our shares of common stock as of July 14, 2025 will consider and vote upon the following proposals:
1. To elect five directors to the Board to serve until their successors are duly elected and qualified at the 2026 annual meeting of stockholders;

2. To approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement; and
3. To consider any other business as may properly be brought before the Annual Meeting.

As of the date of this Proxy Statement, these are the only matters that the Board intends to present at the Annual Meeting. The Board does not know of any other business to be presented at the Annual Meeting. The Board recommends that you vote “FOR” each proposal.

Voting Rights of Holders of Common Stock

Stockholders of record as of the record date are entitled to vote in person or by proxy at the Annual Meeting. On the record date, there were 12,699,940 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Our stockholders do not have cumulative voting rights.

Voting Instructions for Record Holders	If your shares are registered directly in your name with our transfer agent, then you are a stockholder of record with respect to those shares and you may vote by:
• calling 1-800-690-6903;
• visiting www.proxyvote.com;
• completing and returning the enclosed proxy card; or
• attending the Annual Meeting and voting in person.
Whether or not you plan to attend the Annual Meeting, you should vote as soon as possible.
If you plan to vote by phone or via the Internet, you must vote by 11:59 P.M. Eastern Time on September 8, 2025.
Voting Instructions for Beneficial Owners

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” and you must instruct the broker, bank, or other nominee (“broker”) to vote on your behalf. Please refer to the voting instruction card provided by your broker.

If you are a beneficial owner and wish to vote at the Annual Meeting, you must bring a letter from your broker to the Annual Meeting confirming:
1. your beneficial ownership of the shares,
2. that the broker is not voting the shares at the meeting, and
3. granting you a legal proxy to vote the shares in person or at the meeting.
You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a legal proxy from your broker issued in your name giving you the right to vote your shares.
Broker Non-Votes

Broker non-votes occur when beneficial owners do not give voting instructions to their brokers and the brokers lack the discretionary authority to vote on the proposal. If you are a beneficial owner and do not give instructions to your broker, the broker will determine if it has the discretionary authority to vote on the particular matter.

Under the rules of the Nasdaq Capital Market (“Nasdaq”), brokers have the discretion to vote on routine matters such as ratifying the appointment of external auditors, but do not have discretion to vote on non-routine matters such as the election of directors and amending compensatory benefit plans.

Broker non-votes, if any, will be counted for purposes of calculating whether a quorum is present at the meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal.

Quorum

A quorum must be present in person or by proxy to hold the Annual Meeting and will exist if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy at the Annual Meeting.

We will include abstentions and broker non-votes to determine whether a quorum is present at the Annual Meeting. Our inspector of election for the meeting will determine whether a quorum is present and will tabulate votes cast by proxy or in person. If we do not have a quorum at the Annual Meeting, we expect to adjourn the meeting until we obtain a quorum.

Vote Required to Elect Directors	You may vote either for or withhold authority to vote for all or any of the five nominees named in this Proxy Statement.

To be elected, each nominee for director must receive a plurality of the votes cast at the Annual Meeting. This means that five nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.

Votes that are withheld from any nominee are not counted as a vote “FOR” the director and will have no effect on the vote. Abstentions and broker non-votes are not deemed to be votes cast and will therefore not affect this proposal.

Vote Required for Advisory Vote on the Compensation of Our Named Executive Officers	You may cast your vote in favor of, against, or abstain from voting to approve the compensation of our named executive officers.
To be approved, this proposal must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
Abstentions will count as votes cast against this proposal. Broker non-votes are not deemed to be votes cast and will therefore not affect this proposal.
Revoking a Proxy	A stockholder who has given a proxy may revoke it at any time prior to its exercise by:
• executing and delivering a later-dated proxy; or
• providing written notice of the revocation to the Chief Financial Officer of the Company at the address above; or
• attending the Annual Meeting and voting in person.

Please note that attending the Annual Meeting alone (without voting in person) is not enough to revoke a proxy.
If you have instructed a broker to vote your shares, you may submit a new, later-dated voting instruction form to your broker or contact your broker.
No Right of Appraisal

Neither Delaware law, nor our Certificate of Incorporation, or our amended and restated bylaws (the “Bylaws”) provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Proxy Instructions	All shares of common stock represented by properly executed proxies returned and not revoked will be voted in accordance with instructions you give in the proxy.
If you return a signed proxy but do not indicate voting instructions, your proxy will be voted as recommended by the Board, or “FOR” the following proposals:
• electing the five director nominees named in the Proxy Statement;
• to approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement; and
• in the proxy holder’s best judgment as to any other matters properly brought before the Annual Meeting.
Participants in the Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board in connection with the Annual Meeting. The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies personally, by telephone, or otherwise. We will not compensate our directors, officers, or employees for making proxy solicitations on our behalf.

We will reimburse brokers for their expenses in forwarding proxies and proxy materials to the beneficial owners of shares held in street name.
Results of the Annual Meeting	We will report the voting results in a filing with the SEC on a Current Report on Form 8-K within four business days of the conclusion of the Annual Meeting.

If the official results are not available at that time, we will provide preliminary voting results and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

Availability of Proxy Materials

Copies of this Proxy Statement, our annual report on Form 10-K for the year ended March 31, 2025, and a letter to our stockholders are available at www.proxyvote.com. These materials may also be obtained by (i) visiting www.proxyvote.com, (ii) calling 1-800-579-1639, or (iii) sending an email to sendmaterial@proxyvote.com prior to August 27, 2025 to receive the materials before the Annual Meeting.

Multiple Copies of Notice

You may receive more than one set of the Notice if you hold your shares in more than one brokerage account or your shares are registered in more than one name. Please use each Notice you receive to vote your shares to ensure that all of your votes are counted at the Annual Meeting.

For more information, see the section entitled “Notice Regarding Delivery of Stockholder Documents” below.
Contact for Questions	If you have any questions or need assistance in voting your shares, please contact us at the address and phone number below.
Gilbert K. Lee Chief Financial Officer Jerash Holdings (US), Inc. 277 Fairfield Road, Suite 338 Fairfield, NJ 07004 (201) 285-7973

Proposal No. 1 — Election of Directors

Our Board consists of five directors, all of whom are nominated for re-election at the Annual Meeting to serve until the 2026 annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Nominating and Corporate Governance Committee has recommended each nominee for election to our Board.

Set forth below for each nominee for election as a director is a brief statement about the nominee’s age, principal occupation, and business experience, including any directorships with any other public companies, describing the specific individual qualities and skills of each nominee that contribute to the overall effectiveness of the Board and its committees. Each nominee has consented to being named as a nominee and to serve as a director if elected. Although we do not anticipate that any of the nominees named will be unable to serve if elected, the votes will be cast for a substitute nominee selected by the Board unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve on our Board.

the board recommends the election of these nominees:

Name	Age	Director Since	Independent	Occupation
Choi Lin Hung	63	2017	No	Chairman, Chief Executive Officer, President, and Treasurer of the Company
Wei (“Kitty”) Yang	42	2017	No	Vice President and Secretary of the Company
Ibrahim H. Saif	59	2020	Yes	Managing partner of EFT Solutions
Bill Korn	68	2020	Yes	Board member of CareCloud, Inc.
Mak Chi Yan	62	2018	Yes	External Director of Jerash Holdings (US) Inc.

Nominee Information

Choi Lin Hung Age: 63	Principal Occupation: Chairman, Chief Executive Officer, President, and Treasurer of the Company
Director since:	Business Experience:
May 2017

•   Experience with the Company’s subsidiaries since 2012:

•   Director of Jerash Garments and Fashions Manufacturing Co., Ltd.
(“Jerash Garments”) since 2012

•   General Manager of Chinese Garments and Fashions Manufacturing Co., Ltd. and Jerash for Industrial Embroidery Co., Ltd. since 2015

•   Director of Treasure Success International Limited (“Treasure Success”) since 2016

•   Held various positions with Deutsche Bank and First Pacific Bank from 1987 to 1995

Skills and Expertise:
• Over 25 years of experience in the garment industry, including fabric manufacturing and trading • Critical institutional knowledge of Jerash and its subsidiaries • Financial and treasury expertise

Wei “Kitty” Yang Age: 42	Principal Occupation: Vice President and Secretary of the Company
Director since:	Business Experience:
May 2017

•   Deputy General Manager of Jerash Garments since 2014

•   Former Deputy Operations Officer for Martino Holding Limited, handling business operations with global clientele and suppliers from 2010 to 2014

•   Former Partner at Eternity Travel Agency from 2008 to 2010

•   Former Human Resources Chief at Jordan Dragon Garment Co. Ltd., a company listed in Taiwan, where she established and implemented human resources policies and processes for over 4,000 employees

Skills and Expertise:

•   Fluent in English, Arabic, and Chinese

•   Experience as a liaison with overseas customers and suppliers and in human resources management

•   Critical institutional knowledge of Jerash and its subsidiaries

Ibrahim H. Saif Age: 59	Principal Occupation: Managing partner of EFT Solutions
Director since:	Business Experience:
January 2020

•   Former Senior Advisor to Middle East Institute 2024 to June 2025

•   Former Vice Chairman of Manaseer Group from September 2021 to June 2023

•   Former Minister of Energy and Mineral Resources from March 2015 to June 2017, and the Minister of Planning and International Cooperation from March 2013 to March 2015 in the Jordanian government

•   Former Senior Scholar at the Carnegie Middle East Center, consultant to the World Bank, the International Monetary Fund, and other international organizations

•   Former Director of the Center for Strategic Studies at the University of Jordan and Secretary General of the Economic and Social Counsel in Jordan

•   Former Chief Executive Officer of Jordan Strategy Forum

Skills and Expertise: • In-depth understanding of economics, business development, and operations • Leadership skills as a senior officer

Bill Korn Age: 68	Principal Occupation: Board member of CareCloud, Inc.
Director since:	Business Experience:
June 2020

•   Board member of CareCloud, Inc. since October 2023

•   Chief Strategy Officer of CareCloud, Inc. from July 2023 through October 2023

•   Chief Financial Officer of CareCloud, Inc. from July 2013 to June 2023

•   Board member and Chairman of the Audit Committee of siParadigm Diagnostic Informatics since from April 2021 through February 2023

•   Former Chief Financial Officer of SnapOne, Inc. from January 2013 to July 2013

•   Former Chief Financial Officer of Antenna Software, Inc. from 2002 to 2012

•   Former senior management of IBM during the 1990s

Skills and Expertise: • In-depth understanding of finance and accounting practices • Leadership skills as a senior officer • Governance experience as a board member of public and private companies
Mak Chi Yan Age: 62	Principal Occupation: External Director of Jerash Holdings (US) Inc.
Director since:	Business Experience:
May 2018

•   Former Consultant of Hamon Asian Advisors Limited January 2020 to December 2024

•   Former Executive Director of Genting Securities Limited from 2011 to January 2020

•   Former Associate Director of Uob Kay Hian Hong Kong Limited from 2003 to 2011

•   Former Vice President of Institutional Sales at Worldsec International Limited, an affiliate of the Bank of Tokyo-Mitsubishi, Ltd. From 2000 to 2002

•   Former Head of International Sales for the Corporate & Institutional Business Group at HLG Securities SDN BHD from 1999 to 2000

Skills and Expertise: • In-depth understanding of finance, business development, and operations • Leadership skills as a senior officer

Corporate Governance Practices and Policies

Board and Committee Independence

The Board determines whether each of our directors is considered independent. For a director to be considered independent, the director must meet the bright-line independence standards under the Nasdaq listing standards. The Board must also affirmatively determine that, in its opinion, each director has no relationship that would interfere with the directors’ exercise of independent judgment in carrying out the director’s responsibilities. In addition to the Nasdaq listing standards, the Board will consider all relevant facts and circumstances in determining whether a director is independent. There are no family relationships among any of our directors and executive officers. The Board has determined that the following nominees satisfy the independence requirements of Nasdaq: Ibrahim H. Saif, Bill Korn, and Mak Chi Yan.

Leadership Structure of the Board

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board believes that it should have the flexibility to choose this role in any manner that is in the best interests of our Company and our stockholders. Under our Bylaws, the Board of Directors may elect a Chairperson of the Board from among the directors or from among other officers as it may determine to preside at meetings of the stockholders and directors and to perform other duties as the Board may determine.

Currently, our Chairman of the Board, Choi Lin Hung, is also our Chief Executive Officer, President, and Treasurer. We believe that Mr. Choi’s leadership of the Company in this dual role is appropriate for the Company at this time because his involvement with the Company’s operations and business strategy provide the main focus for the Board. The Board does not currently have a lead independent director. The Board believes its current leadership structure is appropriate because Mr. Choi’s leadership ensures the Company maintains continuity as it grows as a public company and affords the Board access to Mr. Choi’s institutional knowledge of the Company.

Board Committees and Meetings

The Board held five meetings during fiscal 2025. No director attended fewer than 75% the aggregate number of all meetings of the Board of Directors and committees on which he or she served during fiscal 2025. All of the Company’s directors attended last year’s annual meeting of stockholders either in person or by conference call. The Company expects the directors to attend the Annual Meeting either in person or by conference call.

Board Committees

The Board has created three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has adopted a formal, written charter for each of the committees under which each committee operates. The charters can be found in the Corporate Governance section of the Investor Relations tab on the Company’s website at www.jerashholdings.com. As a matter of routine corporate governance, each committee reviews its charter and practices on an annual basis to determine whether its charter and practices are consistent with the listing standards of Nasdaq.

Committee Composition

Director	Audit	Compensation	Nominating and Corporate Governance
Ibrahim H. Saif	X	C	X
Bill Korn	C	X	X
Mak Chi Yan	X	X	C

____________

C = Committee chairperson; X = Committee member

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) is composed of three independent directors: Bill Korn, who is the chairperson, Ibrahim H. Saif, and Mak Chi Yan. Each member of the Audit Committee is an independent director as defined by rules of the SEC and Nasdaq. In addition, the Board of Directors has determined that Bill Korn is an audit committee financial expert as defined by SEC rules.

The Audit Committee has the sole power and authority to select and engage independent auditors for the Company. The Audit Committee reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee held four meetings and several informal meetings over the phone in fiscal 2025.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) is composed of three independent directors: Ibrahim H. Saif, who is the chairperson, Bill Korn, and Mak Chi Yan.

The Compensation Committee has the power and authority to review and approve the remuneration arrangements for the Company’s executive officers, directors, and certain employees. The Compensation Committee also interprets and administers our employee benefit plans, including by selecting participants and approving awards under those plans. The Compensation Committee has the power and authority to form, and delegate authority to, subcommittees. The Compensation Committee did not hold any meetings in fiscal 2025.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, Ibrahim H. Saif, Bill Korn, and Mak Chi Yan served as members of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the rules of the SEC and Nasdaq.

Compensation Committee Report

The Company is not required to provide the disclosure required for Compensation Committee Report under Item 407(e)(5) of Regulation S-K, since it qualifies as a smaller reporting company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) is composed of three independent directors: Mak Chi Yan, who is the chairperson, Ibrahim H. Saif, and Bill Korn. Each member of the Nominating and Corporate Governance Committee is an independent director as defined by the rules of the SEC and Nasdaq.

The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates for membership on the Board. Each year, prior to the annual meeting of stockholders, the Nominating and Corporate Governance Committee recommends nominees to serve as our directors for the following year. The Nominating and Corporate Governance Committee did not hold any meetings in fiscal 2025.

Board Role in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board, including with respect to cybersecurity risks. The Audit Committee receives reports from management on at least a quarterly basis regarding management’s assessment of risks to the Company.

In addition, the Audit Committee reports regularly to our Board, which also monitors our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies, while our management team coordinates responses to day-to-day risks.

Code of Ethics

We have a Code of Ethics that applies to all of our directors and executive officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller. The Code of Ethics is publicly available in the Corporate Governance section of the Investor Relations tab on the Company’s website at www.jerashholdings.com. We intend to post any amendments to or waivers from the Code of Ethics that apply to our principal executive officer, principal financial officer, and principal accounting officer, or persons performing similar functions, on our website.

Anti-Corruption Policy

We have adopted an Anti-Corruption Policy that applies to all of our directors, officers, employees, subsidiaries, agents, consultants, joint venture partners, and any other third-party representative that conducts business on behalf of the Company outside of the U.S. or interacts with non-U.S. government officials. This Anti-Corruption Policy sets forth our guiding principles to comply with the U.S. Foreign Corrupt Practices Act of 1977 and other anti-corruption and anti-bribery laws to which we may be subject, including the anti-corruption provisions of the Penal Code of Jordan. Our Anti-Corruption Policy is publicly available in the Corporate Governance section of the Investor Relations tab on the Company’s website at www.jerashholdings.com.

Anti-Hedging Policy

Our Board adopted an Insider Trading Policy, which prohibits, among other things, our directors, officers, and employees from engaging in any hedging or monetization transactions with respect to the Company’s securities. In addition, our Insider Trading Policy prohibits our directors, officers, and employees from engaging in certain short-term or speculative transactions in the Company’s securities, such as short-term trading, short sales, and publicly traded options, which could create heightened legal risk and/or the appearance of improper or inappropriate conduct by our directors, officers, and employees.

Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates for membership on the Board.

The Nominating and Corporate Governance Committee has not yet developed a policy for selecting directors, including any specific minimum requirements or a diversity policy. The Nominating and Corporate Governance Committee considers candidates recommended by stockholders in the same manner as it evaluates candidates recommended by Board members, officers, or search firms. To recommend a potential candidate to the Board, a stockholder must submit the recommendation in writing to Chief Financial Officer, Jerash Holdings (US), Inc., 277 Fairfield Road, Suite 338, Fairfield, NJ 07004, in the manner set forth in our Bylaws, as filed with the SEC. Stockholder nominations must be received no earlier than May 14, 2026 and no later than June 13, 2026 to be considered for our 2026 annual meeting of stockholders. See “Other Important Information — Stockholder Proposals for the 2026 Annual Meeting” below for more information. Following the amendment and restatement of our Bylaws in July 2019, stockholders must follow specific requirements to recommend a nominee to serve as a director of the Company. These requirements, as set forth in the Bylaws, are designed to elicit the type of information regarding a director nominee who is proposed by a stockholder that would be comparable to the information reviewed for those nominees proposed by our management to best ensure that stockholder nominees are considered in the same manner by the Nominating and Corporate Governance Committee.

Communications with Directors

Stockholders wishing to communicate with our directors may send a letter to: Jerash Holdings (US), Inc., 277 Fairfield Road, Suite 338, Fairfield, NJ 07004, Attention: Board of Directors. All correspondence sent to that address will be delivered to the appropriate directors by our Chief Financial Officer.

Director Compensation

The compensation of our directors is set by our Board of Directors and reviewed by the Compensation Committee at least annually. The Company does not pay any director who is also an employee of the Company or its subsidiaries for his or her service as director. In addition to reimbursement for reasonable expenses incurred in connection with serving on the Board, in fiscal 2025 we paid our independent directors who served during that year the following compensation:

	Director Compensation Table
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ibrahim H. Saif	60,000	—	—	—	—	—	60,000
Mak Chi Yan	60,000	—	—	—	—	—	60,000
Bill Korn	60,000	—	—	—	—	—	60,000

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

We review all relationships and transactions in which we and any of our directors, executive officers, or their immediate family members are participants to determine whether those persons have a direct or indirect material interest in the relevant transaction. Our Audit Committee is responsible for reviewing, approving, and overseeing transactions between us and any related person and other potential conflict of interest situations. Our Bylaws provide that a transaction will not be void or voidable because it is a related party transaction if:

•        the material facts of the relationship or related party’s interest in the transaction are disclosed to the Board or the Audit Committee and the Board or Audit Committee authorizes the transaction with the affirmative votes of a majority of directors disinterested in the transaction;

•        the material facts of the relationship or related party’s interest in the transaction are disclosed to the stockholders entitled to vote on the transaction and the transaction is approved in good faith by a vote of the stockholders; or

•        the transaction is fair to the Company as of the time it is authorized, approved, or ratified by the Board, any committee of the Board or the stockholders.

Related Party Transactions

During fiscal 2025 and 2024, we have engaged in transactions with entities that are considered our affiliates. These related party transactions occurred with the following entities, and the details of the relationships and nature of the transactions are summarized below:

Name of Related Party	Relationship to the Company	Nature of Transactions
Yukwise Limited (“Yukwise”)	Wholly owned by the Company’s President, Chief Executive Officer, Chairman, and a significant stockholder of the Company	Consulting Services
Multi-Glory Corporation Ltd. (“Multi-Glory”)	Wholly owned by a significant stockholder of the Company	Consulting Services

Consulting Agreements

On January 12, 2018, Treasure Success and Yukwise entered into a consulting agreement, pursuant to which Mr. Choi has served as Chief Executive Officer of the Company and provide high-level advisory and general management services for $300,000 per annum. The agreement renews automatically for one-month terms. This agreement became effective as of January 1, 2018. Total consulting fees under this agreement were $300,000 for each of the fiscal years ended March 31, 2025 and 2024.

On January 16, 2018, Treasure Success and Multi-Glory entered into a consulting agreement, pursuant to which Multi-Glory has provided high-level advisory, marketing, and sales services to the Company for $300,000 per annum. The agreement renews automatically for one-month terms. The agreement became effective as of January 1, 2018. Total consulting fees under this agreement were $300,000 for each of the fiscal years ended March 31, 2025 and 2024.

Our Executive Officers

The table and biographies below identify our executive officers, the term they have served with us, and their business experience:

Name	Age	Office and Position
Choi Lin Hung	63	Chairman, Chief Executive Officer, President, and Treasurer of the Company
Gilbert K. Lee	67	Chief Financial Officer of the Company
Wei (“Kitty”) Yang	42	Vice President and Secretary of the Company
Ng Tsze Lun	70	Head of Marketing

Choi Lin Hung, the Chairman of the Board, is the Chief Executive Officer, President, and Treasurer of the Company. His biographical information is set forth above under “Proposal No. 1 — Election of Directors.”

Gilbert K. Lee has served as our Chief Financial Officer since November 2019. From August 2015 to November 2019, Mr. Lee served as the Chief Financial Officer of Fuling Global Inc., a manufacturer of environmentally-friendly plastic and paper food service ware. From August 2011 through May 2015, Mr. Lee served Tanke Biosciences Corporation, a livestock nutrition products manufacturer, first as its U.S.-based Chief Financial Officer and then as its Vice President of Business Development. Mr. Lee received his Master of Business Administration degree from the University of Texas at Austin in 1994 and his Master’s degree in Professional Accounting and Bachelor’s degree in Marketing from the University of Texas at Arlington in 1987 and 1982, respectively.

Wei (“Kitty”) Yang, our Vice President and Secretary, is also a member of the Board. Her biographical information is set forth above under “Proposal No. 1 — Election of Directors.”

Ng Tsze Lun has served as our Head of Marketing and the head of marketing of Jerash Garments and Treasure Success since January 1, 2018 and the Head of Business Development of Treasure Success since April 1, 2022. Between December 2000 and January 2022, Mr. Ng served as head of sales and marketing of Ford Glory International Limited. Mr. Ng has also served as a director of Treasure Success since August 2016. Mr. Ng graduated from Mansfield College in 1974.

Executive Compensation

Executive Compensation Tables

The following table sets forth the compensation paid by us during fiscal 2025 and fiscal 2024 for services performed on our behalf with respect to the persons who served as our named executive officers as of March 31, 2025 and for fiscal 2025. Our named executive officers are Mr. Choi, Mr. Lee, Ms. Yang, and Mr. Ng. Mr. Choi serves as our Chairman, Chief Executive Officer, President, and Treasurer; Mr. Lee serves as our Chief Financial Officer; Ms. Yang serves as our Vice President and Secretary; and Mr. Ng serves as our Head of Marketing.

Summary Compensation Table

Name and Principal Position	Years Ended March 31,	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Choi Lin Hung	2025	495,000	—	—	—	495,000
Chief Executive Officer, President and Treasurer	2024	495,000	—	—	960,000	1,455,000
Gilbert K. Lee	2025	131,124	10,609	—	—	141,733
Chief Financial Officer	2024	127,308	—	—	32,400	159,708
Wei (“Kitty”) Yang	2025	98,305	—	—	—	98,305
Vice President and Secretary	2024	98,305	—	—	124,200	222,505
Ng Tsze Lun	2025	450,000		—	—	450,000
Head of Marketing	2024	495,000	—	—	960,000	1,455,000

____________

(1)      For a summary of all assumptions made in the valuation of the option awards described above, see “Note 10 — Stock-Based Compensation” to our Consolidated Financial Statements filed in our Annual Report on Form 10-K for fiscal 2025, filed with the SEC on June 26, 2025.

Agreements with Named Executive Officers

Effective January 12, 2018, Treasure Success, our wholly-owned subsidiary, entered into a consulting agreement with Yukwise, pursuant to which Mr. Choi is compensated for his services as the principal executive officer of the Company. Treasure Success compensates Yukwise for Mr. Choi’s time at a rate of $300,000 per annum.

On April 22, 2022, Treasure Success entered into a letter of employment with Mr. Choi. Pursuant to the letter of employment, Mr. Choi would serve as the Treasurer of Treasure Success, effective from April 1, 2022 and until terminated pursuant to the terms of the letter, and be compensated at a rate of HK$117,000 (approximately $14,926) per month and receive an end-of-year bonus equal to one-month basic salary. Either party to the letter of employment may terminate the employment by giving the other party a one-month prior written notice or by payment of one-month salary in lieu of notice. The letter of employment contains customary confidentiality and non-solicitation provisions.

On April 22, 2022, Treasure Success entered into a letter of employment with Mr. Ng. Pursuant to the letter of employment, Mr. Ng would serve as the Head of Business Development of Treasure Success, effective from April 1, 2022 and until terminated pursuant to the terms of the letter, and be compensated at a rate of HK$117,000 (approximately $14,926) per month and receive an end-of-year bonus equal to one-month basic salary. Either party to the letter of employment may terminate the employment by giving the other party a one-month prior written notice or by payment of one-month salary in lieu of notice. The letter of employment contains customary confidentiality and non-solicitation provisions. In a mutual agreement between Treasure Success and Mr. Ng, Mr. Ng agreed to waive three months of his salary for this position from January to March 2025.

Effective November 27, 2019, we entered into an employment agreement with Mr. Lee, pursuant to which he serves as our Chief Financial Officer at a rate of $10,000 per month. This agreement has a 12-month term and automatically renews unless it is earlier terminated by us or Mr. Lee. At any time after the initial 12-month term, Mr. Lee may terminate this agreement upon 30 days’ prior written notice to us. We may terminate this agreement without prior notice for just cause or, if the termination is without cause, upon 30 days’ written notice. Pursuant to the employment agreement, on November 27, 2019, Mr. Lee was granted an option to purchase 50,000 shares of the Company’s common stock, par value $0.001 per share, under the Company’s Amended and Restated 2018. Mr. Lee’s rate for serving as Chief Financial Officer was revised to $10,927 in fiscal 2025.

Stock Incentive Plan (the “Amended Plan”). This option is exercisable at a per share exercise price of $6.50 and fully vested on the six-month anniversary of the date of grant. The option may be exercised at any time until November 27, 2029.

On May 1, 2023, Ms. Yang entered into an employment agreement with our subsidiary, Jerash Garments, with respect to her services as Deputy General Manager. Ms. Yang’s employment agreement was renewed on May 1, 2024 and May 1, 2025 for a period of one year, respectively. Pursuant to the employment agreement, Ms. Yang is paid JOD3,500 (approximately $4,943) per month and is also provided accommodations, transportation, and three daily meals. She is eligible for a performance bonus based on her individual performance and the performance of Jerash Garments at the discretion of Jerash Garments. She was paid JOD5,800 (approximately $8,192) per month in total in fiscal 2025. We have not entered into an employment agreement with Ms. Yang to serve as our Vice President or our Secretary.

Equity Awards to Named Executive Officers

On June 24, 2021, the Compensation Committee approved the grant of 200,000 Restricted Stock Units (“RSUs”) under the Amended Plan to 32 executive officers and employees of the Company, with a one-year vesting period, including 62,900 RSUs to Mr. Choi, 3,350 RSUs to Mr. Lee, 11,750 RSUs to Ms. Yang, and 62,900 RSUs to Mr. Ng. The fair value of these RSUs on June 24, 2021 was $1,266,000, based on the market price of the Company’s common stock as of the date of the grant. All RSUs were vested and 200,000 shares of common stock issued on June 30, 2022.

On February 9, 2023, the Board of Directors approved the grant of 405,800 RSUs under the Amended Plan to 37 executive officers and employees of the Company, with a two-year vesting period. The fair value of these RSUs on February 15, 2023 was $1,937,695, based on the market price of the Company’s common stock as of the date of the grant. As of March 31, 2025, 405,100 RSU were vested and additional shares were issued.

On March 25, 2024, the Board of Directors approved the grant of 915,040 RSUs under the Amended Plan to 35 executive officers and employees of the Company, with a three-year vesting period. The fair value of these RSUs on March 25, 2024 was $2,745,120, based on the market price of the Company’s common stock as of the date of the grant. As of March 31, 2025, there were $1,805,400 unrecognized stock-based compensation expenses to be recognized through March 2027 and 911,440 RSUs remained.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Choi Lin Hung	—	—	—	—	—	—	—	320,000	1,088,000
Wei (“Kitty”) Yang	—	—	—	—	—	—	—	41,400	140,7606
Gilbert K. Lee	50,000	—	—	6.50	11/27/2029	—	—	10,800	36,720
Ng Tsze Lun	—	—	—	—	—	—	—	320,000	1,088,000

Except as disclosed herein, we did not otherwise award or pay, and our named executive officers and directors did not otherwise earn, any compensation in fiscal 2025 and fiscal 2024.

Equity Compensation Plan Information

On September 16, 2019, our stockholders voted to approve the Amended Plan, pursuant to which the Board may grant equity awards to certain members of management, key employees, and consultants of the Company. The Amended Plan currently authorizes up to 1,784,250 shares of common stock to be issued to employees, directors, or consultants of the Company. The Board may grant awards of stock options, restricted stock, restricted stock units, and other awards pursuant to the Amended Plan. Awards may be granted under the Amended Plan at any time and from time to time on or prior to July 19, 2029. The Amended Plan is administered by the Board or a committee thereof, if so directed by the Board.

The following table reflects the shares available for issuance under our Amended Plan as of the end of the most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	150,000	$6.25	117,710
Equity compensation plans not approved by security holders	—	—	—
Total	150,000	$6.25	117,710

Clawback

We have adopted a Compensation Recovery Policy effective as of November 27, 2023 that complies with the Nasdaq’s new clawback rules promulgated under the SEC’s Rule 10D-1. Under this policy, the Compensation Committee must determine and recover the excess compensation related to all incentive-based compensation that was paid to our executive officers based on financial statements that were subsequently restated. The policy provides that if the Compensation Committee determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Compensation Committee will review all incentive-based compensation made to executive officers during the three-year period prior to the restatement. If such payments would have been lower had they been calculated based on such restated results, our Compensation Committee will recoup the payments in excess of the amount that would have been received had it been determined based on the restated amounts.

Additionally, the Sarbanes-Oxley Act of 2002 subjects incentive-based compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of their misconduct, with any financial reporting requirement under securities laws.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For information on our executive compensation program and the Compensation Committee’s approach, refer to “Exectuvie Compensation.”

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return(6)	Net Income (Loss)(7)
2025	$495,000	$1,140,142	$230,013	$484,960	$117.65	$(839,929)
2024	$1,455,000	$596,549	$612,404	$281,622	$69.36	$(2,041,926)
2023	$1,087,242	$440,940	$480,909	$215,165	$76.32	$2,419,623

____________

(1)      For each of the three fiscal years presented in the above table, Choi Lin Hung was our Principal Executive Officer, or “PEO,” and our non-PEO named executive officers, or the “Non-PEO NEOs,” were Gilber K. Lee, Wei (“Kitty”) Yang, and Ng Tsze Lun.

(2)      The dollar amounts reported in this column are the amounts of total compensation reported for our PEO for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Executive Compensation Tables.”

(3)      The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2025	$495,000	$—	$645,142	$1,140,142
2024	$1,455,000	$960,000	$101,549	$596,549
2023	$1,087,242	$596,875	$(49,427)	$440,940

____________

(a)      The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)      The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards Granted in the Year	Changes in Fair Value from End of Prior Year to End of Covered Year of Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value on the Vesting Date of Equity Awards Granted in Prior Years’ that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Dollar Value of Dividends or other Earnings Paid during the Year on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$—	$108,800	$493,842	$42,500	$—	$—	$645,142
2024	$6,260	$(205,000)	$300,389	$—	$—	$—	$101,549
2023	$36,166	$(108,188)	$130,783	$(108,188)	$—	$—	$(49,427)

____________

(4)      The dollar amounts reported in this column represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year.

(5)      The dollar amounts reported in this column represent the average amount of “compensation actually paid” to our Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$230,013	$—	$254,947	$484,960
2024	$612,404	$372,2001	$41,418	$281,622
2023	$480,909	$245,117	$(20,627)	$215,165

____________

(a)      The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Fair Value of Current Year Equity Awards at Year End	Average Change in Fair Value of Prior Years’ Equity Awards/ Unvested at Year End	Average Fair Value as of Vesting Date of Current Year Equity Awards	Average Change in Fair Value of Prior Years’ Equity Awards that Vested in the Year	Average Fair Value at the End of the Prior Year of Prior Year Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Dollar Value of Dividends or other Earnings Paid during the Year on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments
2025	$—	$42,183	$195,311	$17,453	$—	$—	$254,947
2024	$2,427	$(84,187)	$123,178	$—	$—	$—	$41,418
2023	$14,852	$(44,720)	$53,961	$(44,720)	$—	$—	$(20,627)

____________

(6)      The Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 and is calculated in accordance with Item 201(e) of Regulation S-K over the measurement periods beginning on March 31, 2022 and ending on December 31, 2025, 2024, and 2023, respectively.

(7)      The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above. As noted above, compensation actually paid for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not reflect the amount of compensation earned by or actually paid to our NEOs during the applicable years.

Compensation Actually Paid and Cumulative TSR

The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Compensation Actually Paid and Net Income (Loss)

The following graph sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s net income (loss) over the three most recently completed fiscal years.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information as of July 14, 2025, concerning beneficial ownership of our shares of common stock known to us to be held by (1) our named executive officers, (2) our directors, (3) our named executive officers and directors as a group, and (4) each person or entity we know to beneficially own more than five percent of our shares of common stock. The percentages of shares owned shown in the table below are based on 12,699,940 shares of our common stock outstanding as of the record date. The address for our executive officers is 277 Fairfield Road, Suite 338, Fairfield, NJ 07004.

Name	Number of Shares(1)		Percentage(1)
Named Executive Officers and Directors:
Choi Lin Hung Chairman, Chief Executive Officer, President, and Treasurer	3,883,775	(2)	30.6%
Kitty Yang Vice President, Secretary and Director	296,850	(3)	2.3%
Gilbert K. Lee Chief Financial Officer	55,800	(4)	*
Ng Tsze Lun Head of Marketing	1,176,494		9.2%
Ibrahim H. Saif Director	2,500		*
Bill Korn Director	2,500		*
Mak Chi Yan Director	2,500		*
All directors and executive officers as a group (seven persons)	5,423,969		42.7%

5% Stockholders:
Merlotte Enterprise Limited(5) Unit A, 19/F, Ford Glory Plaza 37-39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong	3,695,875		29.1%
Chiu Ka Lun Flat B, 12 Floor, Tower 1 1 Po Shan Road, Mid-Levels, Hong Kong	1,180,000		9.3%

____________

*        indicates less than 1%

(1)      Applicable percentages are based on 12,699,940 shares of common stock outstanding as of the record date. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)      Includes (i) 187,900 shares of common stock directly held by Mr. Choi and (ii) 3,695,875 shares of common stock held indirectly by Mr. Choi through Merlotte Enterprise Limited.

(3)      Includes (i) 76,100 shares of common stock directly held by Ms. Yang and (ii) 220,750 shares of common stock held by Ms. Yang’s husband, Eric Tang.

(4)      Includes (1) 5,800 shares of common stock directly held by Mr. Lee and (ii) presently exercisable options issued to Mr. Lee to purchase 50,000 shares.

(5)      Mr. Choi as the sole member.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and those who beneficially own more than 10% of shares of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. You can view these reports on the SEC’s website at www.sec.gov.

During the fiscal year ended March 31, 2025, all of our officers, directors, and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) of the Exchange Act.

Matters Relating to the Independent Registered Public Accounting Firm

No accountant has been selected or recommended to our stockholders for election, approval, or ratification for the fiscal year ending March 31, 2026, as our management and the Audit Committee continue their evaluation. As a result, we do not expect representatives of CBIZ CPAs P.C. (“CBIZ”), or any other independent accounting firm, to be present at the annual meeting, unless the Audit Committee determines to retain CBIZ, or another independent accounting firm, for the fiscal year ending March 31, 2026 prior to the Annual Meeting.

Pre-Approval Policy

To date, CBIZ has not performed any non-audit services for the Company. The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Fees

Aggregate fees billed to the Company for services rendered by CBIZ and Marcum LLP for fiscal 2025 and fiscal 2024 were:

CBIZ	2025	2024
Audit Fees(1)	$323,400	$—
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$323,400	$—
Marcum LLP	2025	2024
Audit Fees(1)	$139,050	$437,750
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	20,600	—
Total Fees	$159,650	$437,750

____________

(1)      “Audit fees” are fees for professional services for the audit of the Company’s consolidated financial statements included in our Annual Report on Form 10-K and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the Sarbanes-Oxley Section 404 internal control audit, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)      “Audit-related fees” are fees related to assurance and related services that are traditionally performed by an external auditor.

(3)      “Tax fees” are fees related to preparing the Company’s tax returns as well as fees for tax compliance, advice, and planning.

(4)      “All other fees” are fees billed for any services not included in the first three categories.

Audit Committee Report

Management is responsible for the Company’s accounting and financial reporting process. Our external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the external auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Audit Committee discussed with the external auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Company’s external auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the external auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the external auditors about the firm’s independence.

Based on the Audit Committee’s discussion with management and the external auditors and the Audit Committee’s review of the representation of management and the report of the external auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, for filing with the SEC.

Audit Committee
Bill Korn, Chair
Ibrahim H. Saif
Mak Chi Yan

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. We believe that our compensation policies and decisions are consistent with current market practices. Compensation of our named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and therefore not binding on the Board or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of our executive compensation requires the approval of the holders of a majority of the voting power of the votes cast by the holders of all the shares present or represented by proxy at the meeting and voting affirmatively on such matter.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE IN FAVOR OF PROPOSAL 2.

Other Important Information

Stockholder Proposals for the 2026 Annual Meeting

Any stockholder who intends to present a proposal at our 2026 annual meeting of stockholders must deliver notice of the proposal to the Company at this address:

Gilbert K. Lee
Chief Financial Officer
Jerash Holdings (US), Inc.
277 Fairfield Road, Suite 338
Fairfield, NJ 07004

We must receive any stockholder proposals by the dates below for those proposals to be considered timely:

•        March 26, 2026, if the proposal is submitted for inclusion in our proxy materials for the 2026 annual meeting of stockholders pursuant to Exchange Act Rule 14a-8; or

•        No earlier than May 14, 2026 and no later than June 13, 2026, if the proposal is submitted according to the requirements in our Bylaws and outside the process of Exchange Act Rule 14a-8.

If the date of our 2026 annual meeting of stockholders has been changed by more than 30 days before or more than 60 days after the first anniversary of this Annual Meeting, you must submit your proposal not later than the close of business on (1) the 90th day prior to the 2026 annual meeting or (2) the 10th day following the day on which public disclosure of the 2026 annual meeting is first made. Stockholders may nominate candidates for the Board by the same deadlines as proposals for business to come before the 2026 annual meeting of stockholders. Each notice of business or nomination must set forth the information required by our Bylaws. Submitting a notice does not ensure that the proposal will be raised at our annual meeting.

Notice Regarding Delivery of Stockholder Documents

The SEC permits us to send a single set of annual disclosure documents to stockholders who share an address, unless you have instructed us otherwise. This “householding” process reduces the volume of duplicate information you receive and reduces our printing and mailing expenses. If you share an address with another stockholder and have received only one Notice, but you would prefer to continue receiving a separate Notice, you may request a separate Notice at no cost to you by writing to the Company at Jerash Holdings (US), Inc., 277 Fairfield Road, Suite 338, Fairfield, NJ 07004, or by calling (201) 285-7973. Alternatively, if you are currently receiving multiple Notices at the same address and wish to receive a single Notice in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner, your broker may deliver only one Notice to stockholders who have the same address unless the broker has received contrary instructions from one or more of the stockholders. If you wish to receive a separate Notice, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate Notice. Beneficial owners sharing an address who are currently receiving multiple Notices and wish to receive a single Notice in the future should contact their broker to request that only a single Notice be delivered to all stockholders at the shared address in the future.

Additional Information

Upon written request by any stockholder, we will furnish a copy of our Annual Report on Form 10-K for fiscal 2025, this Proxy Statement, and other proxy materials without charge, except that copies of any exhibit will be furnished once the requesting stockholder has paid the Company’s reasonable expenses in furnishing the exhibit. Please direct any written requests to our principal executive offices at:

Jerash Holdings (US), Inc.
277 Fairfield Road, Suite 338
Fairfield, NJ 07004

Stockholders may also view our Annual Report on Form 10-K, this Proxy Statement, and other proxy materials at www.proxyvote.com.

JERASH HOLDINGS (US), INC. 277 FAIRFIELD ROAD SUITE 338 FAIRFIELD, NEW JERSEY 07004 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on September 8, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on September 8, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V77111-P36670 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY JERASH HOLDINGS (US), INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Choi Lin Hung 02) Wei (“Kitty”) Yang 03) Ibrahim H. Saif 04) Bill Korn 05) Mak Chi Yan The Board of Directors recommends you vote FOR proposal 2: 2. To approve, on an advisory basis, the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V77112-P36670 JERASH HOLDINGS (US), INC. Annual Meeting of Stockholders September 10, 2025 9:00 AM (ET) This proxy is solicited by the Board of Directors. The stockholder(s) hereby appoint(s) Choi Lin Hung and Mak Chi Yan, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of JERASH HOLDINGS (US), INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM (ET), on September 10, 2025, at Unit A, 19/F Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side